Eventbrite Announces First Quarter 2020 Financial Results

Eventbrite responds to COVID-19 with decisive action
Focuses business strategy around efficient and intuitive self-service model Implemented expense reduction plan designed to deliver at least $100 million in annualized savings
Francisco Partners to provide up to $225 million in loan financing
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Revenue of $49.1 million includes $19.1 million in reversals and provisions for refunds and bad debt
Ticket sales improved from March low-point driven by online events and small gatherings

SAN FRANCISCO--(BUSINESS WIRE)-- Eventbrite, Inc. (NYSE: EB), a global ticketing and experience technology platform, announced its financial results for the quarter ended March 31, 2020. You can find a detailed review of our financial results in the First Quarter 2020 Shareholder Letter posted on Eventbrite’s Investor Relations website at https://investor.eventbrite.com.

“While the world may not be gathering together today, the desire for human connection is stronger than ever, and we see this desire matched every day by the entrepreneurialism of event creators,” said Julia Hartz, co-founder and Chief Executive Officer. “We acted swiftly to respond to COVID-19 by supporting our creators and strengthening our financial foundation, while continuing to build great product. We are sharpening our focus to provide value to our most active creators through innovative solutions that enable creative control and agility, and by helping them drive demand for their events. While we can’t predict when this crisis will pass, we are confident in Eventbrite’s ability to best serve the event creators who will rebuild the live experience economy.”

F irst Quarter 2020 Summary

•COVID-19 and social-distancing have severely impacted Eventbrite’s business, reducing paid ticket volumes and increasing event cancellations and postponements. The company’s swift response includes: 1) implementing a plan we expect will reduce annual expenses by at least $100 million; 2) accessing up to $225 million in term loans to strengthen the company’s financial position; and 3) focusing the strategy to deliver a self-service creator experience with strong unit economics.

•Net revenue of $49.1 million in the first quarter included a $19.1 million increase in refunded ticket fees, refund reserves and bad debt for accounts receivable, and compared to net revenue of $81.3 million in the prior year. The balance of the reduction was primarily due to reduced March ticket sales largely related to COVID-19.

•Net loss was $146.5 million for the first quarter, compared to a net loss of $10.0 million in the same period last year. First quarter net loss includes $113.7 million of charges and reserve increases largely related to the impact of COVID-19, including a $76.5 million increase in reserves in anticipation of potential future chargebacks and refunds.

•Adjusted EBITDA¹ loss of $119.6 million for the first quarter included $113.7 million in charges and reserve increases largely related to the impact of COVID-19, and as a result, declined from Adjusted EBITDA of $4.1 million in the same period last year.

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Ticket sales trends have shown improvement from the mid-March low-point, driven by online events and small gatherings; however, restrictions on live events and adherence to social-distancing guidelines are expected to constrain ticket sales for several quarters.

•We are working to manage near-term exposure to ticket refunds and chargebacks with product, policy and communications initiatives. Since the start of March, event creators on Eventbrite have refunded more than $150 million to ticket buyers, while refunds and chargebacks funded by Eventbrite have totaled less than $3 million over the same timeframe.

•We announced a financing with Francisco Partners for up to $225 million in term loans. The credit facility helps strengthen the company’s liquidity and provide flexibility to manage through a range of recovery scenarios and the return to live events. For more details, see our press release titled, “Eventbrite Announces Financing with Francisco Partners” available on our investor relations website: investor.eventbrite.com.

(1) Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). See the section in this press release titled “About Non-GAAP Financial Measures” for information regarding Adjusted EBITDA, including the limitations of such measures, and see the end of this press release for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

C onference Call and Webcast Information

Event: Eventbrite First Quarter 2020 Earnings Conference Call Date: Monday, May 11, 2020
Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) Conference Call Dial-in: (877) 682-6650 or (647) 689-5426 Live Webcast Site: https://investor.eventbrite.com
An archived webcast of the conference call will be accessible on Eventbrite’s Investor Relations page, https://investor.eventbrite.com. A telephonic replay of the conference call will be available until Monday, May 18, 2020, by dialing (800) 585-8367 or (416) 621-4642 and entering the conference ID number 2694143.

A bout Eventbrite

Eventbrite is a global self-service ticketing and experience technology platform that serves a community of nearly one million event creators in over 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 300 million tickets distributed to more than 4 million experiences in 2019, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Learn more at www.eventbrite.com.

About Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided here.

Forward-Looking Statements

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This press release contains forward-looking statements, including but not limited to statements regarding the company’s liquidation position and plans to execute its long-term growth strategy and investment plans. These forward-looking statements reflect the company’s views regarding current expectations and projections about future events and conditions and are based on currently available information. These forward-looking statements are not guarantees of future

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performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including risks related to the COVID-19 pandemic and resulting worldwide cancellation of live events, which had been the cornerstone of the company’s business, and related uncertainty regarding the duration of the shutdown of live events and the possibility that future shutdowns will occur, whether as a result of the COVID-19 pandemic, other public health concerns or epidemics or other factors adversely affecting the live event market, the company’s ability to achieve the expected operating expense savings from its global workforce reduction, and the

Risk Factors identified in the company’s most recently filed annual report on Form 10-K; therefore, the company’s actual results could differ materially from those expressed, implied or forecast in any such forward-looking statements. Expressions of future goals and expectations and similar expressions, including "may," "will," "should," "could," "aims," "seeks," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," and "continue," reflecting something other than historical fact are intended to identify forward-looking statements. Unless required by law, the company undertakes no obligation to update publicly any forward- looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the reports and documents the company files or furnishes from time to time with the Securities and Exchange Commission, particularly its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8- K.

Consolidated Statements of Operations

($ in thousands, except per share data)
(Unaudited)

Three Months Ended March 31,

(1) Includes stock-based compensation as follows:
Cost of net revenue	$ 423	$ 244
Product development	3,689	2,038
Sales, marketing and support	1,431	1,223
General and administrative	5,279	4,622
Total	$ 10,822	$ 8,127
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Consolidated Balance Sheets ($ in thousands) (Unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$ 372,962	$ 420,712
Funds receivable	—	54,896
Accounts receivable, net	1,892	2,932
Creator signing fees, net	6,347	9,597
Creator advances, net	13,868	22,282
Prepaid expenses and other current assets	14,089	14,157
Total current assets	409,158	524,576
Property, plant and equipment, net	19,393	19,735
Operating lease right-of-use assets	20,403	22,160
Goodwill	170,560	170,560
Acquired intangible assets, net	46,548	49,158
Restricted cash	2,215	2,228
Creator signing fees, noncurrent	11,378	16,710
Creator advances, noncurrent	594	922
Other assets	1,768	1,966
Total assets	$ 682,017	$ 808,015
Liabilities and Stockholders’ Equity
Current liabilities

Accounts payable, creators	$ 232,542	$ 307,871
Accounts payable, trade	2,143	1,870
Chargebacks and refunds reserve	89,734	2,699
Funds payable	3,381	—
Accrued compensation and benefits	6,377	6,347
Accrued taxes	2,661	5,409
Operating lease liabilities	9,202	9,115
Other accrued liabilities	12,757	16,997
Total current liabilities	358,797	350,308

Accrued taxes, noncurrent	15,381	15,173
Operating lease liabilities, noncurrent	13,812	16,162
Other liabilities	485	557
Total liabilities	388,475	382,200
Stockholders’ equity Common stock, at par	1	1
Additional paid-in capital	812,843	798,640
Accumulated deficit	(519,302)	(372,826)
Total stockholders’ equity	293,542	425,815
Total liabilities and stockholders’ equity	$ 682,017	$ 808,015
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Consolidated Statements of Cash Flows ($ in thousands) (Unaudited)

Three Months Ended March 31,

Chargebacks and refunds reserve	(11,901)	(4,501)
Funds payable	3,381	—
Accrued compensation and benefits	30	1,571
Accrued taxes	(2,748)	(1,331)
Operating lease liabilities	(2,387)	(1,855)
Other accrued liabilities	(5,619)	3,225
Accrued taxes, noncurrent	328	27
Other liabilities	1	(1,343)
Net cash (used in) provided by operating activities	(49,050)	86,550

	2020	2019
Cash flows from investing activities Purchases of property and equipment	(1,033)	(1,285)
Capitalized internal-use software development costs	(1,909)	(2,105)
Net cash used in investing activities Cash flows from financing activities Proceeds from exercise of stock options	(2,942) 4,654	(3,390) 12,427
Taxes paid related to net share settlement of equity awards	(364)	(175)
Payment of debt issuance costs	—	(457)
Payments of finance lease obligations	(61)	(69)
Payments of deferred offering costs	—	(413)
Net cash provided by financing activities	4,229	11,313
Net increase (decrease) in cash, cash equivalents and restricted cash Cash, cash equivalents and restricted cash Beginning of period	(47,763) 422,940	94,473 439,400
End of period	$ 375,177	$533,873
Supplemental cash flow data Interest paid	$ 11	$ 10
Income taxes paid, net of refunds Noncash investing and financing activities Vesting of early exercised stock options	406 $ 61	184 $ 92
Purchases of property and equipment, accrued but unpaid Operating lease right-of-use assets obtained in exchange for operating lease liabilities	305 —	572 137
Key Operating Metrics and Non-GAAP Financial Measures
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($ in thousands) (Unaudited)

Three Months Ended March 31,
2020 2019
Paid ticket volume (in thousands)  22,237  27,026 Adjusted EBITDA $ (119,600) $ 4,058

Free cash flow reconciliation

Three Months Ended March 31,
2020 2019

Net cash provided by operating activities $(106,942) $ 7,406 Purchases of property and equipment and capitalized internal-use software development costs  (13,150)  (13,048) Free cash flow $(120,092) $ (5,642)

Adjusted EBITDA reconciliation

(Unaudited)
Three Months Ended March 31,
2020 2019

Net loss	$ (146,476)	$ (9,953)
Add:
Depreciation and amortization	6,213	6,012
Stock-based compensation	10,822	8,127
Interest expense	12	1,092
Direct and indirect acquisition related costs (1)	—	673
Employer taxes related to employee equity transactions	479	187
Other (income) expense, net	9,285	(2,180)
Income tax provision (benefit)	65	100
Adjusted EBITDA	$ (119,600)	$ 4,058
(1) Direct and indirect acquisition related costs consist primarily of transaction and transition-related fees and expenses incurred within one year of the acquisition date, including legal, accounting, tax and other professional fees as well as personnel-related costs such as severance and retention bonuses for completed, pending and attempted acquisitions.

Pandemic’s Impact to Quarterly Results

($ in millions) (Unaudited)

Actuals Pandemic-related
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Impact

	Q1 2020	Q1 2020
Net revenue	$ 49.1	($19.1)
Cost of revenue	28.0	1.0
Gross profit	21.1	(18.1)
Product development	16.2	0.0
Sales, marketing and support	99.9	76.5
General and administrative	42.1	19.1
Operating expenses	158.2	95.6
Operating Income	(137.1)	(113.7)
+ Stock-based compensation	10.8	0.0
+ Depreciation and amortization	6.2	0.0
+ Other adjustments	0.5	0.0
Adjusted EBITDA	($ 119.6)	($113.7)
C ommentary
Refund Impact on Net revenue
Refunded ticket fees: ($7.6)
Increase to ticket fee refund reserves: ($11.0)
Other Impact on Net revenue
Bad debt accounts receivable: ($0.5)
Total Impact on Net revenue: ($19.1)
Refund Impact on Cost of revenue
Refunded processing fees: $1.0
Total Impact on Gross profit: ($18.1)
Refund Impact on Sales and marketing
Increase to APO reserves: $76.5
Other Impact on General and administrative

Increase to upfront impairment charges and reserves: $19.1

Total Impact on Operating expenses: $95.6

Contacts
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Eventbrite Investor Relations investors@eventbrite.com

Source: Eventbrite, Inc.

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